Consent of Independent Registered Public Accounting Firm

We hereby consent to the references to our firm in this Registration Statement (No. 333-191476) on Form N-1A of AXS Sustainable Income Fund, a separate series of the Investment Managers Series Trust II, under the captions “Independent Registered Public Accounting Firm,” “Service Providers,” and “Portfolio Holdings Information” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

October 14, 2020

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